UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)

SWS GROUP, INC.

(Name of Issuer)

Common Stock, par value $0.10 per share

(Title of Class of Securities)

78503N 10 7

(CUSIP Number)

Corey G. Prestidge

Hilltop Holdings Inc.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

(214) 855-2177

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 16, 2011

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78503N 10 7		SCHEDULE 13D

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Hilltop Holdings Inc. 84-1477939

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Maryland

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 10,171,039 (a)

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 10,171,039 (a)

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,171,039 (a)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 24.6% (b)

14.	Type of Reporting Person (See Instructions) CO

(a)           Includes 8,695,652 shares of common stock that are acquirable upon the exercise of a warrant.  The warrant is exercisable at any time for five years from the date of original issuance, but will expire to the extent that SWS Group, Inc. prepays the loan made to it by Hilltop Holdings Inc. and the holder does not exercise a corresponding portion of the warrant.  The exercise price and number of shares of common stock acquirable upon exercise of the warrant is subject to adjustment as set forth in the warrant.

(b)           Based upon 32,605,973 shares of common stock of SWS Group, Inc. outstanding on November 25, 2011, as reported in a Prospectus dated and filed November 29, 2011.  Shares issuable pursuant to the warrant are treated as if outstanding for computing the percentage ownership of Hilltop Holdings Inc., but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

1

CUSIP No. 78503N 10 7	SCHEDULE 13D

This Amendment No. 2 to Schedule 13D amends and supplements the Schedule 13D filed by Hilltop Holdings Inc. with the Securities and Exchange Commission (the “Commission”) on August 8, 2011, as amended and supplemented by Amendment No. 1 to Schedule 13D filed with the Commission on September 16, 2011 (as amended and supplemented, collectively, this “Statement” or this “Schedule 13D”), relating to the common stock, $0.10 par value per share, of SWS Group, Inc., a Delaware corporation.  Initially capitalized terms used herein that are not otherwise defined herein shall have the same meanings attributed to them in the Schedule 13D.  Except as expressly provided for herein, all Items of the Schedule 13D remain unchanged.

Item 1.	Security and Issuer

Item 1 is hereby amended and restated in its entirety to read as follows:

This Schedule 13D relates to 10,171,039 shares of common stock, $0.10 par value per share (the “Common Stock”), of SWS Group, Inc., a Delaware corporation (the “Company” or the “Issuer”).  This includes 8,695,652 shares of Common Stock (and, in some cases, the Company’s non-voting preferred stock, $1.00 par value per share (“Series A Preferred Stock”)) that are acquirable upon the exercise of a warrant issued to Hilltop Holdings Inc. by the Company.  The warrant is exercisable at any time for five years from the date of original issuance, but will expire to the extent that the Company prepays the loan made to it by Hilltop Holdings Inc. and the holder does not exercise a corresponding portion of the warrant.  The exercise price and number of shares of Common Stock acquirable upon exercise of the warrant is subject to adjustment as set forth in the warrant.  This description of the warrant does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the warrant, which is filed as Exhibit 99.2 to this Schedule 13D.

The Company’s principal executive office is located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 is hereby supplemented to read as follows:

From November 15, 2011 through November 25, 2011, the Reporting Person purchased 1,117,987 shares of Common Stock in the open market and through a block purchase for an aggregate cash purchase price of $5,949,977.  The Reporting Person made these purchases utilizing funds from its available working capital.

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety to read as follows:

(a)           As of November 29, 2011, the Reporting Person was the beneficial owner of 10,171,039 shares of Common Stock, which represents 24.6% of the Common Stock.  This includes 8,695,652 shares of Common Stock (and, in some cases, the Series A Preferred Stock) that are acquirable upon the exercise of a warrant issued to the Reporting Person by the Company.  The warrant is exercisable at any time for five years from the date of original issuance, but will expire to the extent that the Company prepays the loan made to it by the Reporting Person and the holder does not exercise a corresponding portion of the warrant.  The exercise price and number of shares of Common Stock acquirable upon exercise of the warrant is subject to adjustment as set forth in the warrant.  Other than Mr. Gerald Ford’s direct ownership of 6,731 shares of Common Stock, to the best knowledge of the Reporting Person, none of the other Named Individuals beneficially owns any shares of Common Stock.  The foregoing reported percentage ownership is based upon 32,605,973 shares of Common Stock outstanding on November 25, 2011, as reported in the Prospectus filed and dated November 29, 2011.  Shares issuable pursuant to the warrant are treated as if outstanding for computing the percentage ownership of the Reporting Person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

2

CUSIP No. 78503N 10 7	SCHEDULE 13D

(b)           Until shares of Common Stock are acquired upon exercise of the warrant (and, in some cases, conversion of the Series A Preferred Stock), those shares are not entitled to vote.  The Reporting Person has the sole power to vote, or to direct the vote of, and the sole power to dispose, or to direct the disposition of, the shares of Common Stock, the warrant and the shares of Common Stock acquirable upon exercise of the warrant (and, in some cases, the Series A Preferred Stock) reported in this Schedule 13D.  The Named Individuals may be deemed to have beneficial ownership of these securities.  The Named Individuals disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interests therein.

(c)           Except for the purchases of Common Stock set forth on Schedule A to this Schedule 13D and the grant of 6,731 shares of Common Stock to Mr. Gerald Ford by the Company for his service on the Board of Directors of the Company, the Reporting Person has not, and to the Reporting Person’s knowledge, without independent verification, none of the Named Individuals have, effected any transactions in the securities of the Company since the filing by the Reporting Person of the Amendment No. 1 to Schedule 13D on September 16, 2011.

(d)           Other than the Reporting Person, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer owned by the Reporting Person referred to in this Item 5.

(e)           Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 30, 2011	HILLTOP HOLDINGS INC.,
a Maryland corporation

	By:	/s/ COREY PRESTIDGE
	Name:	Corey Prestidge
	Title:	General Counsel

3

Schedule A

Transactions in Securities of SWS Group, Inc.

Since the filing of the Amendment No. 1 to Schedule 13D by Hilltop Holdings Inc. on September 16, 2011, Hilltop Holdings Inc. made the following open market purchases and a block purchase of SWS Group, Inc. common stock.

Date of Transaction	Number of Shares Purchased	Price Per Share
November 15, 2011	100	$5.1500
November 15, 2011	92	$5.1600
November 15, 2011	800	$5.1700
November 15, 2011	100	$5.1786
November 15, 2011	100	$5.1796
November 15, 2011	100	$5.1799
November 15, 2011	608	$5.1800
November 15, 2011	200	$5.1900
November 15, 2011	93	$5.2000
November 15, 2011	100	$5.2099
November 15, 2011	342	$5.2100
November 15, 2011	601	$5.2200
November 15, 2011	199	$5.2300
November 15, 2011	200	$5.2500
November 15, 2011	100	$5.2588
November 15, 2011	165	$5.2600
November 15, 2011	100	$5.2886
November 15, 2011	200	$5.2900
November 15, 2011	400	$5.3100
November 15, 2011	300	$5.3300
November 15, 2011	200	$5.3400
November 15, 2011	100	$5.3469
November 15, 2011	200	$5.3500
November 15, 2011	100	$5.3679
November 15, 2011	100	$5.3680
November 15, 2011	364	$5.3700
November 15, 2011	100	$5.3750
November 15, 2011	100	$5.3800
November 15, 2011	100	$5.3879
November 15, 2011	100	$5.3891
November 15, 2011	522	$5.4000
November 15, 2011	200	$5.4500
November 15, 2011	200	$5.4592
November 15, 2011	100	$5.4598
November 15, 2011	2,508	$5.4600
November 15, 2011	100	$5.4686
November 15, 2011	100	$5.4695
November 15, 2011	3,006	$5.4700
November 15, 2011	100	$5.4786

Date of Transaction	Number of Shares Purchased	Price Per Share
November 15, 2011	100	$5.4788
November 15, 2011	100	$5.4796
November 15, 2011	500	$5.4800
November 15, 2011	100	$5.4850
November 15, 2011	100	$5.4885
November 15, 2011	400	$5.4900
November 15, 2011	500	$5.5000
November 16, 2011	710,000	$5.2750
November 16, 2011	201	$5.2400
November 16, 2011	100	$5.2500
November 16, 2011	194	$5.2600
November 16, 2011	599	$5.2800
November 16, 2011	400	$5.2900
November 16, 2011	450	$5.3100
November 16, 2011	100	$5.3298
November 16, 2011	100	$5.3300
November 16, 2011	100	$5.3393
November 16, 2011	300	$5.3500
November 16, 2011	300	$5.3600
November 16, 2011	100	$5.3675
November 16, 2011	100	$5.3688
November 16, 2011	100	$5.3700
November 16, 2011	100	$5.3780
November 16, 2011	100	$5.3787
November 16, 2011	750	$5.3800
November 16, 2011	100	$5.3889
November 16, 2011	400	$5.3900
November 16, 2011	3	$5.4000
November 16, 2011	400	$5.4000
November 16, 2011	100	$5.4084
November 16, 2011	100	$5.4091
November 16, 2011	100	$5.4098
November 16, 2011	100	$5.4100
November 16, 2011	800	$5.4100
November 16, 2011	397	$5.4200
November 16, 2011	519	$5.4300
November 16, 2011	1,600	$5.4300
November 16, 2011	100	$5.4373
November 16, 2011	300	$5.4400
November 16, 2011	200	$5.4400
November 16, 2011	100	$5.4497
November 16, 2011	313	$5.4500
November 16, 2011	303	$5.4500
November 16, 2011	100	$5.4589
November 16, 2011	100	$5.4590
November 16, 2011	105	$5.4600

Date of Transaction	Number of Shares Purchased	Price Per Share
November 16, 2011	2,159	$5.4600
November 16, 2011	100	$5.4673
November 16, 2011	100	$5.4687
November 16, 2011	369	$5.4700
November 16, 2011	1,338	$5.4700
November 16, 2011	100	$5.4787
November 16, 2011	300	$5.4800
November 16, 2011	1,300	$5.4800
November 16, 2011	94	$5.4883
November 16, 2011	100	$5.4884
November 16, 2011	100	$5.4887
November 16, 2011	100	$5.4889
November 16, 2011	1,264	$5.4900
November 16, 2011	100	$5.4974
November 16, 2011	100	$5.4980
November 16, 2011	100	$5.4981
November 16, 2011	100	$5.4999
November 16, 2011	1,242	$5.5000
November 17, 2011	399	$5.4500
November 17, 2011	100	$5.4489
November 17, 2011	100	$5.4483
November 17, 2011	100	$5.4475
November 17, 2011	400	$5.4400
November 17, 2011	96	$5.4385
November 17, 2011	100	$5.4380
November 17, 2011	400	$5.4300
November 17, 2011	605	$5.4200
November 17, 2011	100	$5.4194
November 17, 2011	300	$5.4000
November 17, 2011	100	$5.3900
November 17, 2011	1,000	$5.3800
November 17, 2011	100	$5.3783
November 17, 2011	1,577	$5.3700
November 17, 2011	600	$5.3600
November 17, 2011	100	$5.3596
November 17, 2011	100	$5.3595
November 17, 2011	823	$5.3500
November 17, 2011	100	$5.3493
November 17, 2011	100	$5.3450
November 17, 2011	100	$5.3400
November 17, 2011	100	$5.3300
November 17, 2011	400	$5.3100
November 17, 2011	100	$5.3099
November 17, 2011	100	$5.3097
November 17, 2011	6	$5.3000
November 17, 2011	300	$5.2900

Date of Transaction	Number of Shares Purchased	Price Per Share
November 17, 2011	100	$5.2899
November 17, 2011	858	$5.2800
November 17, 2011	100	$5.2799
November 17, 2011	700	$5.2700
November 17, 2011	100	$5.2699
November 17, 2011	100	$5.2696
November 17, 2011	1,436	$5.2600
November 17, 2011	100	$5.2580
November 17, 2011	300	$5.2500
November 17, 2011	298	$5.2400
November 17, 2011	100	$5.2300
November 17, 2011	300	$5.2200
November 17, 2011	1,671	$5.2100
November 17, 2011	100	$5.2099
November 17, 2011	100	$5.2096
November 17, 2011	1,206	$5.2000
November 17, 2011	100	$5.1994
November 17, 2011	100	$5.1992
November 17, 2011	100	$5.1990
November 17, 2011	100	$5.1989
November 17, 2011	100	$5.1981
November 17, 2011	100	$5.1977
November 17, 2011	1,301	$5.1900
November 17, 2011	100	$5.1891
November 17, 2011	2,167	$5.1800
November 17, 2011	100	$5.1799
November 17, 2011	1,635	$5.1700
November 17, 2011	100	$5.1683
November 17, 2011	100	$5.1678
November 17, 2011	1,222	$5.1600
November 17, 2011	100	$5.1599
November 17, 2011	100	$5.1596
November 17, 2011	300	$5.1500
November 18, 2011	39,124	$5.5000
November 18, 2011	100	$5.4994
November 18, 2011	100	$5.4985
November 18, 2011	100	$5.4981
November 18, 2011	100	$5.4980
November 18, 2011	1,400	$5.4975
November 18, 2011	200	$5.4950
November 18, 2011	976	$5.4900
November 18, 2011	800	$5.4800
November 18, 2011	100	$5.4798
November 18, 2011	100	$5.4792
November 18, 2011	300	$5.4775
November 18, 2011	200	$5.4750

Date of Transaction	Number of Shares Purchased	Price Per Share
November 18, 2011	1,100	$5.4700
November 18, 2011	100	$5.4692
November 18, 2011	100	$5.4667
November 18, 2011	300	$5.4600
November 18, 2011	400	$5.4500
November 18, 2011	100	$5.4497
November 18, 2011	100	$5.4493
November 18, 2011	400	$5.4400
November 18, 2011	100	$5.4393
November 18, 2011	1,200	$5.4300
November 18, 2011	100	$5.4291
November 18, 2011	100	$5.4284
November 18, 2011	400	$5.4200
November 18, 2011	100	$5.4074
November 18, 2011	500	$5.4000
November 18, 2011	100	$5.3800
November 18, 2011	100	$5.3300
November 18, 2011	100	$5.2600
November 18, 2011	1,000	$5.2300
November 21, 2011	3,278	$5.5000
November 21, 2011	100	$5.4997
November 21, 2011	100	$5.4994
November 21, 2011	100	$5.4991
November 21, 2011	100	$5.4989
November 21, 2011	100	$5.4988
November 21, 2011	100	$5.4987
November 21, 2011	100	$5.4986
November 21, 2011	100	$5.4985
November 21, 2011	100	$5.4982
November 21, 2011	300	$5.4975
November 21, 2011	8,027	$5.4900
November 21, 2011	400	$5.4899
November 21, 2011	100	$5.4897
November 21, 2011	100	$5.4891
November 21, 2011	200	$5.4890
November 21, 2011	100	$5.4886
November 21, 2011	100	$5.4882
November 21, 2011	100	$5.4880
November 21, 2011	100	$5.4879
November 21, 2011	100	$5.4871
November 21, 2011	6,036	$5.4800
November 21, 2011	100	$5.4799
November 21, 2011	100	$5.4798
November 21, 2011	200	$5.4797
November 21, 2011	100	$5.4795
November 21, 2011	300	$5.4794

Date of Transaction	Number of Shares Purchased	Price Per Share
November 21, 2011	100	$5.4788
November 21, 2011	100	$5.4786
November 21, 2011	100	$5.4785
November 21, 2011	100	$5.4784
November 21, 2011	100	$5.4750
November 21, 2011	6,163	$5.4700
November 21, 2011	100	$5.4699
November 21, 2011	100	$5.4697
November 21, 2011	100	$5.4691
November 21, 2011	100	$5.4690
November 21, 2011	100	$5.4689
November 21, 2011	200	$5.4685
November 21, 2011	100	$5.4681
November 21, 2011	100	$5.4675
November 21, 2011	5,596	$5.4600
November 21, 2011	100	$5.4599
November 21, 2011	100	$5.4598
November 21, 2011	200	$5.4597
November 21, 2011	100	$5.4595
November 21, 2011	100	$5.4589
November 21, 2011	200	$5.4586
November 21, 2011	100	$5.4582
November 21, 2011	800	$5.4550
November 21, 2011	4,797	$5.4500
November 21, 2011	100	$5.4495
November 21, 2011	200	$5.4492
November 21, 2011	200	$5.4490
November 21, 2011	100	$5.4478
November 21, 2011	3,300	$5.4400
November 21, 2011	100	$5.4397
November 21, 2011	100	$5.4371
November 21, 2011	100	$5.4325
November 21, 2011	500	$5.4300
November 21, 2011	200	$5.4200
November 21, 2011	800	$5.4100
November 21, 2011	200	$5.4000
November 21, 2011	100	$5.3900
November 21, 2011	3	$5.3700
November 22, 2011	100	$5.4100
November 22, 2011	900	$5.4200
November 22, 2011	100	$5.4296
November 22, 2011	1,200	$5.4300
November 22, 2011	200	$5.4350
November 22, 2011	100	$5.4383
November 22, 2011	100	$5.4391
November 22, 2011	100	$5.4394

Date of Transaction	Number of Shares Purchased	Price Per Share
November 22, 2011	100	$5.4397
November 22, 2011	100	$5.4398
November 22, 2011	2,500	$5.4400
November 22, 2011	5,637	$5.4400
November 22, 2011	100	$5.4450
November 22, 2011	900	$5.4450
November 22, 2011	100	$5.4475
November 22, 2011	100	$5.4490
November 22, 2011	200	$5.4497
November 22, 2011	2,900	$5.4500
November 22, 2011	6,550	$5.4500
November 22, 2011	400	$5.4525
November 22, 2011	100	$5.4550
November 22, 2011	100	$5.4550
November 22, 2011	100	$5.4585
November 22, 2011	200	$5.4586
November 22, 2011	100	$5.4587
November 22, 2011	100	$5.4588
November 22, 2011	200	$5.4590
November 22, 2011	100	$5.4594
November 22, 2011	100	$5.4595
November 22, 2011	100	$5.4599
November 22, 2011	2,258	$5.4600
November 22, 2011	9,830	$5.4600
November 22, 2011	200	$5.4650
November 22, 2011	700	$5.4650
November 22, 2011	100	$5.4675
November 22, 2011	100	$5.4683
November 22, 2011	100	$5.4686
November 22, 2011	100	$5.4691
November 22, 2011	7,105	$5.4700
November 22, 2011	5,883	$5.4700
November 22, 2011	200	$5.4725
November 22, 2011	4,600	$5.4750
November 22, 2011	100	$5.4768
November 22, 2011	100	$5.4775
November 22, 2011	100	$5.4778
November 22, 2011	100	$5.4780
November 22, 2011	100	$5.4782
November 22, 2011	100	$5.4786
November 22, 2011	100	$5.4792
November 22, 2011	200	$5.4797
November 22, 2011	100	$5.4799
November 22, 2011	9,692	$5.4800
November 22, 2011	1,400	$5.4800
November 22, 2011	100	$5.4850

Date of Transaction	Number of Shares Purchased	Price Per Share
November 22, 2011	100	$5.4882
November 22, 2011	200	$5.4888
November 22, 2011	100	$5.4889
November 22, 2011	100	$5.4891
November 22, 2011	100	$5.4895
November 22, 2011	8,070	$5.4900
November 22, 2011	3,100	$5.4900
November 22, 2011	200	$5.4950
November 22, 2011	900	$5.4950
November 22, 2011	100	$5.4972
November 22, 2011	100	$5.4983
November 22, 2011	100	$5.4987
November 22, 2011	100	$5.4991
November 22, 2011	100	$5.4994
November 22, 2011	200	$5.4996
November 22, 2011	100	$5.4997
November 22, 2011	100	$5.4999
November 22, 2011	9,875	$5.5000
November 22, 2011	9,400	$5.5000
November 23, 2011	2,381	$5.5000
November 23, 2011	100	$5.4996
November 23, 2011	800	$5.4900
November 23, 2011	100	$5.4895
November 23, 2011	100	$5.4892
November 23, 2011	100	$5.4891
November 23, 2011	100	$5.4882
November 23, 2011	1,342	$5.4800
November 23, 2011	200	$5.4796
November 23, 2011	100	$5.4795
November 23, 2011	100	$5.4781
November 23, 2011	100	$5.4773
November 23, 2011	200	$5.4725
November 23, 2011	377	$5.4700
November 23, 2011	100	$5.4600
November 23, 2011	200	$5.4500
November 23, 2011	600	$5.4400
November 23, 2011	200	$5.4392
November 23, 2011	100	$5.4388
November 23, 2011	100	$5.4386
November 23, 2011	3,045	$5.4300
November 23, 2011	200	$5.4298
November 23, 2011	41	$5.4297
November 23, 2011	100	$5.4296
November 23, 2011	700	$5.4275
November 23, 2011	400	$5.4250
November 23, 2011	8,512	$5.4200

Date of Transaction	Number of Shares Purchased	Price Per Share
November 23, 2011	100	$5.4193
November 23, 2011	2,000	$5.4175
November 23, 2011	600	$5.4150
November 23, 2011	5,002	$5.4100
November 23, 2011	100	$5.4097
November 23, 2011	200	$5.4096
November 23, 2011	100	$5.4088
November 23, 2011	1,000	$5.4075
November 23, 2011	300	$5.4050
November 23, 2011	100	$5.4025
November 23, 2011	2,100	$5.4000
November 23, 2011	100	$5.3994
November 23, 2011	700	$5.3900
November 23, 2011	200	$5.3899
November 23, 2011	100	$5.3877
November 23, 2011	200	$5.3850
November 23, 2011	1,100	$5.3800
November 23, 2011	100	$5.3796
November 23, 2011	400	$5.3700
November 23, 2011	100	$5.3696
November 23, 2011	600	$5.3650
November 23, 2011	3,451	$5.3600
November 23, 2011	200	$5.3599
November 23, 2011	100	$5.3597
November 23, 2011	100	$5.3596
November 23, 2011	500	$5.3575
November 23, 2011	2,131	$5.3500
November 23, 2011	100	$5.3497
November 23, 2011	200	$5.3475
November 23, 2011	18	$5.3450
November 23, 2011	200	$5.3400
November 23, 2011	100	$5.3300
November 23, 2011	300	$5.3200
November 23, 2011	100	$5.3150
November 23, 2011	320	$5.3100
November 23, 2011	100	$5.3077
November 23, 2011	480	$5.3000
November 23, 2011	100	$5.2994
November 23, 2011	500	$5.2950
November 23, 2011	100	$5.2895
November 23, 2011	400	$5.2800
November 23, 2011	100	$5.2796
November 23, 2011	100	$5.2775
November 23, 2011	1,000	$5.2700
November 23, 2011	100	$5.2696
November 23, 2011	100	$5.2690

Date of Transaction	Number of Shares Purchased	Price Per Share
November 23, 2011	100	$5.2687
November 23, 2011	200	$5.2675
November 23, 2011	1,100	$5.2600
November 23, 2011	100	$5.2596
November 23, 2011	1,000	$5.2575
November 23, 2011	8,442	$5.2500
November 23, 2011	3,200	$5.2400
November 23, 2011	100	$5.2399
November 23, 2011	100	$5.2398
November 23, 2011	100	$5.2395
November 23, 2011	100	$5.2392
November 23, 2011	100	$5.2388
November 23, 2011	180	$5.2350
November 23, 2011	100	$5.2325
November 23, 2011	10,340	$5.2300
November 23, 2011	200	$5.2299
November 23, 2011	200	$5.2298
November 23, 2011	200	$5.2297
November 23, 2011	100	$5.2295
November 23, 2011	100	$5.2291
November 23, 2011	200	$5.2287
November 23, 2011	100	$5.2285
November 23, 2011	100	$5.2284
November 23, 2011	100	$5.2282
November 23, 2011	100	$5.2279
November 23, 2011	500	$5.2275
November 23, 2011	100	$5.2274
November 23, 2011	300	$5.2250
November 23, 2011	6,880	$5.2200
November 23, 2011	100	$5.2199
November 23, 2011	100	$5.2198
November 23, 2011	100	$5.2190
November 23, 2011	100	$5.2175
November 23, 2011	6,700	$5.2100
November 23, 2011	200	$5.2097
November 23, 2011	100	$5.2096
November 23, 2011	800	$5.2000
November 23, 2011	100	$5.1997
November 23, 2011	200	$5.1900
November 23, 2011	300	$5.1800
November 23, 2011	300	$5.1700
November 23, 2011	300	$5.1600
November 25, 2011	4,100	$5.2500
November 25, 2011	100	$5.2900
November 25, 2011	1,561	$5.2900
November 25, 2011	100	$5.2990

Date of Transaction	Number of Shares Purchased	Price Per Share
November 25, 2011	1,000	$5.3000
November 25, 2011	200	$5.3000
November 25, 2011	3,162	$5.3100
November 25, 2011	1,588	$5.3100
November 25, 2011	100	$5.3185
November 25, 2011	100	$5.3191
November 25, 2011	100	$5.3197
November 25, 2011	100	$5.3198
November 25, 2011	2,549	$5.3200
November 25, 2011	523	$5.3200
November 25, 2011	100	$5.3291
November 25, 2011	100	$5.3292
November 25, 2011	8,627	$5.3300
November 25, 2011	100	$5.3377
November 25, 2011	720	$5.3400
November 25, 2011	400	$5.3400
November 25, 2011	100	$5.3498
November 25, 2011	1,188	$5.3500
November 25, 2011	23,373	$5.3500
November 25, 2011	100	$5.3584
November 25, 2011	100	$5.3591
November 25, 2011	100	$5.3597
November 25, 2011	1,112	$5.3600
November 25, 2011	100	$5.3694
November 25, 2011	442	$5.3700
November 25, 2011	100	$5.3792
November 25, 2011	600	$5.3800
November 25, 2011	100	$5.3892
November 25, 2011	300	$5.3900
November 25, 2011	126	$5.4000
November 25, 2011	300	$5.4100
November 25, 2011	461	$5.4200
November 25, 2011	153	$5.4300
November 25, 2011	100	$5.4383
November 25, 2011	100	$5.4389
November 25, 2011	1,983	$5.4400
November 25, 2011	100	$5.4500
November 25, 2011	1,200	$5.4600
November 25, 2011	100	$5.4698
November 25, 2011	1,900	$5.4700
November 25, 2011	100	$5.4779
November 25, 2011	100	$5.4782
November 25, 2011	877	$5.4800
November 25, 2011	100	$5.4890
November 25, 2011	100	$5.4892
November 25, 2011	100	$5.4893

Date of Transaction	Number of Shares Purchased	Price Per Share
November 25, 2011	100	$5.4895
November 25, 2011	2,100	$5.4900
Total	1,117,987